Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of our report dated January 28, 2005, except as to the reverse stock split as described in Note 1, which is as of December 2, 2005, relating to the consolidated financial statements and consolidated financial statement schedule of Exabyte Corporation as of December 31, 2004 and for the year then ended, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottmen PC

Denver, Colorado
December 2, 2005